Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Reviews Corporate and Project Activities and Announces Third Quarter 2008 Results and Conference Call with Management

Denver, Colorado November 10, 2008 — Vista Gold Corp. (TSX & AMEX:  VGZ) provides the following updates on corporate activities, principal project activities, and financial results for the three and nine months ended September 30, 2008, which were filed on November 7, 2008 with the US Securities and Exchange Commission and with the relevant securities commissions in Canada in the Corporation’s Quarterly Report on Form 10-Q, and announces management quarterly conference call scheduled for Thursday, November 13, 2008 at 10:00 a.m. EST.

Corporate Update

During the first three quarters of 2008 the Corporation’s spending levels reflected active programs at our Paredones Amarillos and Mt Todd projects, designed to advance both projects towards production. As a result of the permitting delay at the Paredones Amarillos project (discussed in more detail below) and the current uncertainty in the resource and financial markets, we have adopted a plan and budget for the last quarter of 2008 and 2009 reflecting these realities. Our plans are designed to ensure that we have the financial resources to generate significant improvements in the value of our projects in the event that gold prices increase in the future. In the short term, we will continue those programs necessary to expedite the development and commencement of construction at the Paredones Amarillos project, while minimizing expenditures in other areas. When the final permit is obtained and financial markets have improved, we will seek appropriate financing. Our budget estimates indicate, that in the event we decide not to build a mine at our Paredones Amarillos project in 2009, we would end 2009 with a healthy cash balance, without the need for any additional financing.  In other areas, we plan to continue as we have in the past; improving the value of our assets, looking for opportunities to add value and resources, and managing the company conservatively.

In September 2008 we received repayment of a loan of US$350,000, plus interest, made to Republic Gold Limited at the time of their purchase from us of the Amayapampa gold project in Bolivia. Republic’s management has informed us that they are making good progress on their studies and are planning for gold production to begin in late 2010. Their public disclosure indicates they have sufficient cash reserves to finish the feasibility study. As previously announced, Republic has agreed to pay Vista a total of US$3 million in cash, commencing with a payment of US$1 million at the start of commercial production and a royalty ranging from 2% to 3.5% when gold prices are between $500.01 and $750 per ounce.

Paredones Amarillos

On September 8, 2008 Vista announced the results of a bankable feasibility study and provided an update on the permitting of the Paredones Amarillos project filed with SEDAR on October 22, 2008. In this and previous press releases, the Corporation has indicated that it had decided to apply for a new Change of Land Use Permit (CUSF), and we now can confirm this application has been prepared. The law regulating CUSF applications has changed since the original permit was awarded and the key issue is that a higher standard is now applied to applicants regarding the legal tenancy of the surface. Vista has in place agreements regarding the entire applicable surface; however some of the surface occupants with whom Vista has agreements do not themselves have legal title. To ensure there is no basis for rejection, Vista has presented the application for and expects to receive a Temporary Occupation Permit (TOP) for the use of the federal land which overlies the deposit.  We are also in final negotiations to purchase the land required for the process plant and tailings impoundment facility. When the TOP and the land acquisition are completed, Vista will be in a position to submit the CUSF permit application. We have obtained the necessary environmental permits and all other pre-requisites for the CUSF application. We expect the TOP will be issued and the CUSF application submitted prior to the end of the year. We expect the processing of the CUSF application to be complete by the end of the first quarter. We are continuing to work towards submitting the CUSF application prior to the issuance of the TOP, thus gaining time by having two activities in progress at the same time.

Mt. Todd

Vista has recently completed a 14 hole, 9,006 meter core drilling program at the Mt. Todd project. Drill hole assay results for the first five holes were announced on July 21, and September 3, 2008. These results showed better grades of copper and gold at depth than previously expected. We are currently compiling the results from a further seven holes. and these will be released in the near future. Vista intends to complete a new resource study which it expects will increase both estimated Measured and Indicated resources and total gold mineral resources of the Batman deposit. A metallurgical testing program using the core obtained in the 2007 and 2008 drilling programs is still in progress. The goals of the program are to confirm earlier tests that showed that flotation technology could be employed to recover both gold and copper and to determine other key processing parameters, including energy requirements.  The preliminary results of the current  program show that flotation can be successfully employed to recover both copper and gold into a bulk concentrate, however not all ore types can be treated to produce an acceptable copper concentrate product. Samples from this year’s drill program are being used to evaluate alternate process technologies and identify an acceptable process flow sheet for these ore types. Preliminary tests using High Pressure Grinding Rolls (HPGR) have been very successful, indicating a reduction in crushing and grinding energy requirements compared to conventional technologies of approximately 30% and producing a product that responds better to flotation recovery methods.  We also plan to conduct additional studies in 2009 which we hope will lead to the completion of a preliminary feasibility study for a project similar in scope to that considered in the previously published preliminary assessment (January 4, 2007).

Financial Results

(All figures are in United States dollars unless otherwise noted)

Our consolidated net loss for the three-month period ended September 30, 2008 was $2.8 million or $0.08 per share, compared to a consolidated net loss of $2.0 million or $0.07 per share for the same period in 2007.  Our consolidated net loss for the nine-month period ended September 30, 2008 was $7.0 million or $0.20 per share, compared to a consolidated net loss of $5.4 million or $0.19 per share for the same period in 2007.

Net cash used in operating activities was $1.7 million for the three-month period ended September 30, 2008, compared to $1.0 million for the same period in 2007.  Net cash used in operating activities was $5.0 million for the nine-month period ended September 30, 2008, compared to $4.1 million for the same period in 2007.

Net cash used in investing activities increased to $3.3 million for the three-month period ended September 30, 2008, from $1.3 million for the same period in 2007.  Net cash used for investing activities decreased to $24.7 million for the nine-month period ended September 30, 2008, from $29.5 million for the same period in 2007.  The net cash used for investing activities for the nine-month period of $24.7 million was used for: investments or gains in marketable securities of $37,000; capitalized additions to mineral properties of $7.0 million (Mt. Todd - $3.8 million, Paredones Amarillos - $2.5 million, Awak Mas - $370,000 and other projects - $330,000); acquisition of properties adjacent to Guadalupe de los Reyes of $452,000; and additions to plant and equipment of $17.2 million (Paredones Amarillos - $16.9 million).

Net cash provided by financing activities was $70,000 for the three-month period ended September 30, 2008, as compared to net cash provided by financing activities of $1.9 million for the same period in 2007.  Net cash provided by financing activities was $31.5 million for the nine-month period ended September 30, 2008, as compared to $3.4 million for the same period in 2007.  This increase is primarily the result of the completion of a brokered private placement on March 4, 2008 in which we offered and sold $30.0 million aggregate principal amount of senior secured convertible notes.  Proceeds to Vista after legal and other fees were $28.4 million. There were no similar transactions during the 2007 period.

At September 30, 2008, our total assets were $79.0 million compared to $51.3 million at December 31, 2007, representing an increase of $27.7 million.  At September 30, 2008, we had working capital of $27.2 million compared to $27.3 million at December 31, 2007.

The principal component of working capital at both September 30, 2008 and December 31, 2007, is cash and cash equivalents of $18.2 million and $16.7 million, respectively.  Other components include marketable securities (September 30, 2008 — $9.5 million; December 31, 2007 — $10.9 million) and other assets (September 30, 2008 - $755,000; December 31, 2007 - $380,000).

Selected Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
U.S. $000’s, except loss per share	2008	2007	2008	2007
		(restated)		(restated)
Results of operations
Net loss	$(2,823)	$(2,035)	$(6,994)	$(5,417)
Basic and diluted loss per share	(0.08)	(0.07)	(0.20)	(0.19)

Net cash used in operations	(1,706)	(956)	(4,985)	(4,087)
Net cash used in investing activities	(3,342)	(1,301)	(24,650)	(29,526)
Net cash provided by financing activities	70	1,902	31,470	3,414

Financial position

	September 30,	December 31,
	2008	2007
		(restated)
Current assets	$28,501	$27,948
Total assets	79,020	51,346
Current liabilities	1,326	694
Total liabilities	24,298	694
Shareholders’ equity	54,722	50,652

Working capital	27,175	27,254

Management Discussion & Analysis and Conference Call

To review Vista’s Form 10-Q for the Third Quarter 2008, including Management Discussion & Analysis, visit either www.sedar.com, www.sec.gov/edgarhp.htm or our website www.vistagold.com.   A conference call with management to review Third Quarter 2008 financial results and corporate and project activities is scheduled on Thursday, November 13, 2008 at 10:00 a.m. EST.

Toll-free in North America:  1-866-782-8903

International:  1-647-426-1845

This call will also be web-cast and can be accessed at the following web location:

http://www.snwebcastcenter.com/event/?event_id=247

This call will be archived and available at www.vistagold.com after November 13, 2008.  Audio replay will be available for three weeks by calling in North America:  1-866-245-6755, passcode 571610.

If you are unable to access the audio or phone-in on the day of the conference call, please feel free to email questions, prior to the conference call, addressed to Connie Martinez, Manager - Investor Relations, (email: connie@vistagold.com) and we will try to address these questions prior to or during the conference call.

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would significantly increase their value. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.  Vista is undertaking programs to advance the Paredones Amarillos Project and has completed a bankable feasibility study and purchased certain long delivery equipment items for use at the project. Vista’s goal is to be in production at the Paredones Amarillos Project during 2010. Preliminary assessment for the Mt. Todd Project in Australia was completed in 2007 and additional technical studies are underway, with the preparation of a preliminary feasibility study targeted for 2009. Vista’s other holdings include the Guadalupe de los Reyes Project in Mexico, Yellow Pine Project in Idaho, the Awak Mas Project in Indonesia, and the Long Valley Project in California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as financial and operating results and estimates; potential funding requirements and sources of capital;  plans for budgeting financial recoveries; the timing, performance and results of feasibility studies including the timing and receipt of required land use, environmental and other permits for the Paredones Amarillos Project and timing for starting and completion of drilling and testing programs at the Paredones Amarillos Project; plans to confirm the validity of the Change of Land Use Permit and to obtain the Temporary Occupation Permit for the Paredones Amarillos Project and timing for confirmation of the status of such permits; anticipated timing of commencement of construction and commencement of production at the Paredones Amarillos Project; plans for evaluation of the Mt. Todd Project including estimates of silver, copper and gold resources; preliminary assessment results; results of drilling programs and prospects for exploration and conversion of resources at the Mt. Todd Project and plans for a feasibility study at the Mt. Todd Project; potential for gold production at the Amayapampa gold project and timing for commencement of production and timing and receipt of future payments in connection with the disposal of the Amayapampa gold project; Vista’s future business strategy; competitive strengths; goals; operations; reserve and resource estimates; plans; potential project development; future share price and valuation; future gold prices; Vista’s potential status as a producer including plans, timing and targeted initial production levels; and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, risks relating to general economic conditions, delays and incurrence of additional costs in connection with our Paredones Amarillos Project, including uncertainty relating to timing and receipt for required governmental permits; uncertainty relating to timing and receipt for confirmation of the validity of the Change of Land Use Permit for the Paredones Amarillos Project, uncertainty of feasibility study results and preliminary assessments and of estimates on which such results are based; risks relating to delays in  commencement and completion of construction at the Paredones Amarillos Project and Mt. Todd Project; risks of significant cost increases; risks of shortages of equipment or supplies; risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.